UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2016

The J. M. Smucker Company

(Exact Name of Registrant as Specified in Charter)

Ohio	001-05111	34-0538550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Strawberry Lane Orrville, Ohio	44667-0280
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 682-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 7, 2016, The J. M. Smucker Company (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) has implemented a leadership transition plan that leverages the strong capabilities of the Company’s executive team, provides continuity in management, and underscores the Company’s commitment to focusing on long-term growth and industry leadership. Effective May 1, 2016, Mark T. Smucker, President of the Company, President, Consumer and Natural Foods, and a director of the Company, will become the President and Chief Executive Officer of the Company, succeeding Richard K. Smucker, who has served as the Chief Executive Officer of the Company since August 2011 and the Co-Chief Executive Officer since 2001. Effective May 1, 2016, Richard K. Smucker will become the Executive Chairman of the Board, succeeding current Chairman Timothy P. Smucker, who will transition to the role of Chairman Emeritus. Mark T. Smucker, Richard K. Smucker, and Timothy P. Smucker will continue to serve as directors on the Board.

The Company also announced that, effective May 1, 2016, Mark R. Belgya, Senior Vice President and Chief Financial Officer, will assume the position of Vice Chair and Chief Financial Officer, and Steven Oakland, President, Coffee and Foodservice, will assume the position of Vice Chair and President, U.S. Food and Beverage. In addition to his role as Chief Financial Officer, Mr. Belgya will be responsible for strategy, mergers and acquisitions, government and industry affairs, and information services. Mr. Oakland will be responsible for the Company’s U.S. food and beverage businesses, including U.S. retail coffee, U.S. retail consumer foods, foodservice, natural foods, U.S. retail sales, and marketing services.

(c) As noted above, effective May 1, 2016, Mark T. Smucker, 46, President of the Company and President, Consumer and Natural Foods, will assume the position of President and Chief Executive Officer of the Company. Mr. Mark Smucker will continue to serve as a member of the Board, a position he has held since January 2009. He has been the Company’s President and President, Consumer and Natural Foods since April 2015 and, prior to that time, he served as President, U.S. Retail Coffee since May 2011 and President, Special Markets since August 2008. He has been an officer of the Company since 2001.

Effective May 1, 2016, Mr. Mark Smucker’s base salary will be $900,000, and his short-term cash incentive and long-term restricted shares incentive opportunities as a percentage of base salary will be consistent with those previously provided for the Chief Executive Officer of the Company. Mr. Mark Smucker will also continue to participate in all employee plans and benefits consistent with other senior executives of the Company.

There is no arrangement or understanding between Mr. Mark Smucker and any other persons pursuant to which he was elected to his new position with the Company. Mr. Mark Smucker is the son of Timothy P. Smucker, who is the Chairman of the Board and a director of the Company, and the nephew of Richard K. Smucker, who is the Chief Executive Officer and a director of the Company. Mr. Mark Smucker is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

(e) As noted above, Rickard K. Smucker will become the Executive Chairman of the Board effective May 1, 2016. In connection with this transition, Mr. Richard Smucker’s base salary will be reduced from $1,000,000 to $750,000, and his short-term cash incentive and long-term restricted shares incentive opportunities as a percentage of base salary will be determined based on the same executive compensation philosophies as other senior executives of the Company. Mr. Richard Smucker will also continue to participate in all employee plans and benefits consistent with other senior executives of the Company.

In addition, the Company maintains The J. M. Smucker Company Top Management Supplemental Retirement Plan (the “SERP”), which was frozen to new participants on May 1, 2008. The SERP provides Mr. Richard Smucker with supplemental retirement benefits upon his cessation of service with the Company. As of April 1, 2016, the value of Mr. Richard Smucker’s benefits under the SERP will be frozen. The SERP benefit will generally begin to be paid 3 years after separation of service but no later than April 1 of the calendar year after Mr. Richard Smucker reaches age 70  1⁄2. When Mr. Richard Smucker is eligible to begin receiving the SERP benefit, he will receive monthly annuity payments under the SERP, which are approximately the same monthly annuity payments he would have received under the SERP had he retired on March 31, 2016.

Item 8.01	Other Events.

A copy of the press release issued by the Company, dated March 7, 2016, announcing these organizational changes is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release issued by The J. M. Smucker Company, dated March 7, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

By:	/s/ Jeannette L. Knudsen
Name:	Jeannette L. Knudsen
Title:	Vice President, General Counsel and Corporate Secretary

Date: March 7, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release issued by The J. M. Smucker Company, dated March 7, 2016.